News Release

CDI Corp. Declares Fourth Quarter 2014 Dividend

Philadelphia (October 27, 2014) - CDI Corp. (NYSE: CDI) today announced that its Board of Directors has authorized a fourth quarter 2014 dividend of $0.13 per share. The dividend is payable on November 24, 2014, to holders of record as of the close of business on November 10, 2014.

About CDI

CDI Corp. is an integrated engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides global engineering & technology solutions and professional staffing services through its global business operations. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) subsidiary. Learn more at www.cdicorp.com

Contact:

Vincent J. Webb

Vice President, Investor Relations and Communications

(215) 636-1240

Vince.Webb@cdicorp.com